RPX CORPORATION

COMPENSATION PROGRAM FOR NON - EMPLOYEE DIRECTORS
(AS AMENDED May 23, 2017)

A.     Cash Compensation

1.	Directors will not receive any cash compensation for their service on the Board of Directors (the “Board”) or Board committees.

2.	The reasonable expenses incurred by directors in connection with attendance at Board and Board committee meetings will be reimbursed upon submission of appropriate documentation.

B.    Equity Compensation

1.
Non-employee directors will receive an annual award of restricted stock units (“RSUs”) with a target value determined based on Board and committee service as set forth in the table below. A non-employee director who joins the Board within 12 months prior to an Annual Meeting of Stockholders will receive an additional pro-rated annual award in conjunction with the director’s initial appointment or election to the Board, with the target value determined based on the number of days of Board service that will be provided prior to the first Annual Meeting of Stockholders that occurs following the director’s appointment.

Board Service	$200,000
plus (as applicable):
Board Chair	$27,500
Audit Committee Chair	$22,500
Other Audit Committee Members	$10,000
Compensation Committee Chair	$15,000
Other Compensation Committee Members	$6,000
Nominating & Corporate Governance Committee Chair	$10,000
Other Nominating & Corporate Governance Committee Members	$5,000

2.
The RSUs will vest in equal quarterly installments on August 20, November 20, February 20, and May 20, provided the director remains in continuous Service through the applicable vesting dates, with immediate vesting in full in the event of a change in control of the Company. The Board or Compensation Committee will grant the RSUs under the Company’s 2011 Equity Incentive Plan in conjunction with the Company’s Annual Meeting of Stockholders. A non-employee director who previously was an employee is eligible for annual awards.

C.    General

1.
The number of RSUs subject to each annual grant will be determined by dividing the target value of a director’s grant by the then-current denominator for RSUs as established from time to time by the Compensation Committee. The Compensation Committee will determine the value of the denominator at least quarterly based on the average value of the Company’s common stock for the previous quarter.

2.
Each director must retain 100% of the shares issued upon the vesting of RSU grants hereunder until he or she meets the ownership level specified for non-employee directors in the Company’s Stock Ownership Guidelines.

3.	All RSUs will be settled by issuing shares upon vesting.